EXHIBIT 16.1

May 20, 2014

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

RE:   ADVANCED CANNABIS SOLUTIONS, INC.
        COMMISSION FILE NUMBER 000-54457

Dear Sirs:

We are in agreement with the statement being made by Advanced Cannabis Solutions, Inc.  in its Form 8-K  dated May 20, 2014 with respect to the filing of its quarterly report on Form 10-Q for the period ended March 31, 2014 without our consent.. We are unable to comment at this time as to the material accuracy of the financial statements that were filed.  We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Cutler & Co. LLC